Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on October 24, 2008 at 8 a.m. EDT

Standard Register Reports Third Quarter 2008 Financial Results

DAYTON, Ohio (October 24, 2008) – Standard Register (NYSE: SR) today reported its financial results for the third quarter ended September 28, 2008.

Results of Operations

Net Income from Continuing Operations for the third quarter was $2.2 million, or $0.07 per share, compared to $2.0 million or $0.07 per share last year.  Through nine months, the Company reported Net Income on Continuing Operations of $6.0 million, or $0.21 per share, compared to a Continuing Operations Net Loss for the same period in 2007 of $3.6 million, or $0.12 per share.

Revenue for the third quarter was $189.0 million, down 9.3% compared to $208.3 million recorded for the comparable quarter of 2007.  On a year-to-date basis, revenue was $595.0 million in the current year, down 8.0% versus $646.9 million last year.  The economic slow-down accounted for the majority of the revenue decreases.

The Company’s cost reduction initiatives have helped to improve earnings thus far this year, despite the revenue decrease.  Cost reduction actions yielding $40.0 million annually were undertaken mid-year 2007.   A new round of expense cuts was announced this year, including a freeze of pension benefits, consolidation of some print centers and warehouses, and a reorganization of field sales support that total an additional $13.0 million in annualized savings.

-more-

Restructuring charges figured prominently in both years’ results.  The effect on earnings of these charges plus the amortization of past years’ pension losses and pension settlement charges are identified in the table that follows.

[$ Millions, rounded]	Effect on 3Q Income			Effect on YTD Income
CONTINUING OPERATIONS	2008	2007	Chg	2008	2007	Chg
Operations before Restructuring, Impairment
Amortization of Past Pension Losses &
the Pension Settlement Charge	12.2	13.7	-1.5	30.7	26.4	4.3

Reconciliation to Net Income / (Loss):
Restructuring Expense	-2.7	-3.6	0.8	-2.7	-7.7	5.0
Impairment Expense	0.0	-0.1	0.1	-0.2	0.7	-0.8
Amortization of Past Pension Losses	-4.8	-5.5	0.7	-15.2	-19.7	4.4
Pension Settlement Charge	0.0	0.0	0.0	0.0	-3.2	3.2
Income / (Loss) on Continuing Operations	4.6	4.5	0.1	12.6	-3.6	16.1

Interest & Other Income / (Expense)	-0.4	-1.0	0.6	-1.6	-2.6	1.0
Pretax Income / (Loss)	4.2	3.4	0.7	11.0	-6.1	17.1

Income Taxes	2.0	1.4	0.6	4.9	-2.6	7.5
Net Income / (Loss) on Continuing Operations	2.2	2.0	0.2	6.0	-3.6	9.6

DISCONTINUED OPERATIONS	0.0	0.2	-0.2	0.0	0.3	-0.3

TOTAL NET INCOME / (LOSS)	2.2	2.2	0.0	6.0	-3.3	9.3

Earnings Per Share on Continuing Operations	0.07	0.07	0.01	0.21	-0.12	0.33
Restructuring & Impairment Expenses	-0.06	-0.08	0.02	-0.06	-0.15	0.09
Pension Loss Amortization/Settlement	-0.10	-0.12	0.02	-0.32	-0.48	0.16
All Other Continuing Operations	0.23	0.26	-0.03	0.59	0.51	0.08

Discontinued Operations	0.00	0.01	-0.01	0.00	0.01	-0.01
Total Earnings Per Share	0.07	0.08	0.00	0.21	-0.11	0.32

For the third quarter, Non-GAAP Adjusted Operating Income (income on continuing operations before restructuring, impairment, pension loss amortization, and pension settlement charges) was $12.2 million versus $13.7 million in 2007. The decrease reflects the lower revenue, partially offset by reduced costs.

Adjusted operating income through nine months was $30.7 million, compared to $26.4 million in the prior year – an increase of $4.3 million in earnings despite an almost $52 million decrease in revenue.  This improvement primarily reflects the significantly lower cost structure established after mid-year 2007, plus ongoing 2008 cost initiatives.

-more-

Net debt ended the quarter at $40.4 million, up $9.0 million in the quarter, but $10.9 million below the level at the outset of the year.  Higher pension funding and an increase in working capital contributed to the rise in net debt during the quarter. The $10.9 million positive net cash flow during the first nine months of this year was a product of improved operating earnings, an increase in working capital turnover, and relatively modest capital spending.

“In this economy and market environment, we must continue to closely manage costs and focus our energies and investments on areas that hold opportunity for long-term growth.   Despite the overall decline in the quarter’s revenue, we saw a 9.0% increase in sales to the manufacturing market and only modest decreases in the healthcare and financial sectors,” said Joe Morgan, acting chief executive officer.  “At this time, we do not expect the recent acquisitions and disruptions that occurred to date in the financial market to have a material adverse impact on our business.”

Outlook

Our past guidance called for second half revenue to slightly exceed that for the first half of the year.  In light of the third quarter results and our expectation that there will be no significant change in economic or market conditions during the fourth quarter, we now expect the second half revenue to trail that for the first half.

Past earnings guidance was for the total year 2008 Non-GAAP Adjusted Operating Income (income before restructuring, impairment, pension amortization, and pension settlement) to come in above the prior year.  Notwithstanding on-going expense reduction initiatives, lowered second half revenue outlook increases the likelihood that the adjusted operating income will come in below that for 2007.

Dividend

Standard Register’s board of directors declared on October 23, 2008 a quarterly dividend of $0.23 per share to be   paid on December 5, 2008, to shareholders of record as of November 21, 2008.

Conference Call

Standard Register’s acting chief executive officer Joseph P. Morgan and chief financial officer Craig Brown will host a conference call at 10 a.m. EDT on October 24, 2008, to review the third quarter results.  The call can be accessed via an audio web cast which is accessible at:  http://www.standardregister.com/investorcenter.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges, and amortization of past pension losses and pension settlement charges.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.

-more-

The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2008 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 30, 2007.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

###

		THE STANDARD REGISTER COMPANY

Q-T-D		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(Dollars In Thousands, except Per Share Amounts)	39 Weeks Ended	39 Weeks Ended
28-Sep-08	30-Sep-07		28-Sep-08	30-Sep-07
$189,008	$208,285	TOTAL REVENUE	$595,020	$646,881

122,715	137,710	COST OF SALES	392,019	433,206

66,293	70,575	GROSS MARGIN	203,001	213,675

		OPERATING EXPENSES
52,345	55,903	Selling, General and Administrative	167,524	190,382
6,589	6,537	Depreciation and Amortization	19,991	19,782
-	98	Asset Impairment	164	(653)
2,738	3,562	Restructuring	2,743	7,720

61,672	66,100	TOTAL OPERATING EXPENSES	190,422	217,231

4,621	4,475	INCOME (LOSS) FROM CONTINUING OPERATIONS	12,579	(3,556)

		OTHER INCOME (EXPENSE)
(487)	(1,049)	Interest Expense	(1,771)	(2,732)
42	5	Other income	171	172
(445)	(1,044)	Total Other Expense	(1,600)	(2,560)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
4,176	3,431	BEFORE INCOME TAXES	10,979	(6,116)

2,025	1,438	Income Tax Expense (Benefit)	4,944	(2,561)

2,151	1,993	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	6,035	(3,555)

		DISCONTINUED OPERATIONS
-	194	Gain on sale of discontinued operations, net of taxes	4	1,015
-	(25)	Loss from discontinued operations, net of taxes	-	(750)

$2,151	$2,162	NET INCOME (LOSS)	$6,039	($3,290)

28,766	28,705	Average Number of Shares Outstanding - Basic	28,752	28,672
28,793	28,774	Average Number of Shares Outstanding - Diluted	28,770	28,672

		BASIC AND DILUTED INCOME (LOSS) PER SHARE
$0.07	$0.07	Income (Loss) from continuing operations	$0.21	($0.12)
-	-	Loss from discontinued operations	-	($0.03)
-	0.01	Gain on sale of discontinued operations	-	0.04
$0.07	$0.08	Net Income (Loss) per share	$0.21	($0.11)

$0.23	$0.23	Dividends Paid Per Share	$0.69	$0.69

		BALANCE SHEET
		(In Thousands)	28-Sep-08	30-Dec-07
		ASSETS
		Cash & Short Term Investments	$332	$697
		Accounts Receivable	112,562	130,212
		Inventories	38,076	45,351
		Other Current Assets	24,972	22,523
		Total Current Assets	175,942	198,783

		Plant and Equipment	101,645	110,975
		Goodwill and Intangible Assets	7,779	7,861
		Deferred Taxes	73,883	82,272
		Other Assets	18,051	21,075

		Total Assets	$377,300	$420,966
		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$159	$21
		Current Liabilities	73,216	87,342
		Deferred Compensation	10,126	12,010
		Long-Term Debt	40,619	51,988
		Retiree Healthcare	19,195	19,496
		Pension Liability	118,284	133,647
		Other Long-Term Liabilities	5,104	5,083
		Shareholders' Equity	110,597	111,379

		Total Liabilities and Shareholders' Equity	$377,300	$420,966